Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Tiger Media, Inc. and subsidiaries (the “Company”) on Form S-8 (File No.333-177025), (File No. 333-188739) and (File No. 333-194952) of our report dated April 15, 2015, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2014 and 2013, and for the years then ended, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ Marcum Bernstein & Pinchuk LLP

New York, New York

April 15, 2015

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